Exhibit 10.1

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(As adopted by the Board of Directors effective as of November 7, 2025)

Non-employee members of the Board of Directors (the “Board”) of Deep Fission, Inc. (the “Company”), shall be eligible to receive equity compensation as set forth in this Non-Employee Director Compensation Policy (this “Policy”).

The equity grants described in this Policy shall be made automatically and without further action of the Board to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”), unless such Non-Employee Director declines the receipt of such equity grants by written notice to the Company.

This Policy shall remain in effect until it is revised or rescinded by further action of the Board. The terms and conditions of this Policy shall supersede any prior cash or equity compensation arrangements between the Company and its directors.

1.	Annual Cash Compensation

Each Non-Employee Director shall receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts shall be payable in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

Annual Cash Retainer for Board Service

•	All Non-Employee Directors: $67,500

Annual Cash Retainer for Committee Service

In addition, a Non-Employee Director shall be eligible to receive the following additional annual cash retainers for service in the following roles:

•	Audit Committee Chair: $10,000

•	Compensation Committee Chair: $9,500

•	Nominating and Corporate Governance Committee Chair: $9,500

2.	Equity Compensation

Each Non-Employee Director shall be granted the following awards under the Company’s 2025 Equity Incentive Plan or its successor (the “2025 Plan”). For purposes of this Policy, the “Election Date” means the date on which an individual is first appointed or elected to the Board.

Early Director Awards. Each Non-Employee Director who first joins the Board on or after the Effective Date and on or before December 31, 2025 shall, upon the Election Date, receive an equity award (each, an “Early Director Award”) under the 2025 Plan with a target of 100,000 shares or units, in such form, including restricted stock units, restricted stock, stock options, or other stock-based awards as may be determined by the Compensation Committee in its discretion. Each Early Director Award shall become fully vested, subject to the applicable Non-Employee Director’s continued service as a director, on the one-year anniversary of the date of grant. Notwithstanding the foregoing, each Early Director Award shall become fully vested upon the consummation of a Change in Control (as defined in the 2025 Plan).

Initial Awards. Each Non-Employee Director who first joins the Board after December 31, 2025 shall, upon the Election Date, receive RSUs (each, an “Initial Award”) under the 2025 Plan with an aggregate fair value, as determined under the 2025 Plan, equal to $130,000, calculated on the date of grant. Each Initial Award shall become fully vested, subject to the applicable Non-Employee Director’s continued service as a director, on the one-year anniversary of the date of grant. Notwithstanding the foregoing, each Initial Award shall become fully vested upon the consummation of a Change in Control.

Annual Awards. On the first business day following the conclusion of each regular annual meeting of the Company’s stockholders, commencing with the 2026 annual meeting, each Non-Employee Director who continues serving as a member of the Board thereafter shall receive RSUs (each, an “Annual Award”) under the 2025 Plan with an aggregate fair value, as determined under the 2025 Plan, equal to $130,000, calculated on the date of grant. Each Annual Award shall become fully vested, subject to the applicable Non-Employee Director’s continued service as a director, on the one-year anniversary of the date of grant. Notwithstanding the foregoing, each Annual Award shall become fully vested upon the consummation of a Change in Control.

The Early Director Awards, Initial Awards, and Annual Awards shall be subject to the terms and conditions of the 2025 Plan (including the annual limits on non-employee director grants set forth therein) and the Company’s standard form of RSU award agreement, in substantially the same form approved by the Board for employee grants, subject to the terms specified above. The number of RSUs awarded to a Non-Employee Director under this Policy shall be rounded down to the nearest whole unit.

The Board may also approve other equity grants to Non-Employee Directors under the 2025 Plan in addition to, or in lieu of, the grants described in this Policy. All equity awards shall be intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code.

3.	Expenses

The Company shall reimburse Non-Employee Directors for reasonable and customary out-of-pocket expenses incurred in attending Board and committee meetings and otherwise performing their duties and obligations as directors.

4.	Amendment or Termination

This Policy may be amended or terminated at any time in the sole discretion of the Board.

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